LUMENTUM APPOINTS JANET WONG TO ITS BOARD OF DIRECTORS
Newest Board Member and Advisor Strengthens Lumentum Leadership

San Jose, Calif., September 16, 2020 - Lumentum Holdings Inc. ("Lumentum") today announced the appointment of Janet Wong to its Board of Directors, effective immediately. The election of Janet Wong expands Lumentum’s Board to eight members, seven of which are independent.
"We are excited to welcome Janet to our Board,” said Penelope Herscher, Chair of Lumentum’s Board of Directors. "As a recognized innovator and leader in the financial industry, Janet brings a unique perspective to our group along with diverse experience in Asia, Europe, and North America, which will strengthen the company’s position as a global industry-leader."
Ms. Wong currently serves on various boards and committees including, Enviva Partners, a leading global energy company manufacturing sustainable bioenergy, where she also is Chair of the Audit Committee, and at Allegiance Bancshares, a financial services company, where she is a member of the Audit and Governance Committees. Ms. Wong, a licensed certified public accountant with over 30 years of experience, is a member of the American Institute of Certified Public Accountants, National Association of Corporate Directors, and Women Corporate Directors.
"Janet has been a trusted advisor to many and will make a great addition to our team of experienced and talented Board members," said Alan Lowe, President and CEO. “With a demonstrated history of working in the high technology, manufacturing, and services industries, I am confident that Janet will propel the leadership team forward and make a positive impact to Lumentum.”
"I am honored to join such an outstanding and dedicated Board," said Wong. "From a distance, I have admired the steady growth at Lumentum and look forward to contributing to our success as an innovative photonics leader."
Prior to Enviva Partners and Allegiance Bancshares, Ms. Wong served as an Advisory Board member for Big Controls, an emerging cloud-based software company, from 2016 to 2020. She also served as a Partner at Grant Thornton where she was the Central Region Corporate and Partnership Services Lead Partner. She is a retired partner with KPMG, an international professional services firm, where she served as a National Industry Practice Lead Partner and gained invaluable experience working alongside and advising San Francisco and Silicon Valley based start-ups that grew to become successful public companies and large Fortune 500 companies.
Ms. Wong holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from Golden Gate University. In 2018, she was selected as a Director to Watch by Directors and Board magazine.
About Lumentum
Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com.
Contact Information:
Investors: Jim Fanucchi, 408-404-5400; investor.relations@lumentum.com
Media: Sean Ogarrio, 408-546-5405; media@lumentum.com

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